Exhibit 10.20

AMGEN INC. EXECUTIVE

NONQUALIFIED RETIREMENT PLAN

WHEREAS, Amgen Inc., a Delaware corporation (the “Company”) established the Amgen Inc. Executive Nonqualified Retirement Plan effective as of January 1, 2001, to provide supplemental retirement income benefits for a select group of management and highly compensated employees through Company contributions; and

WHEREAS, the Company desires to amend and restate the Plan, effective as of January 1, 2009, subject to any earlier date specifically set forth within the Plan, in order to comply with Section 409A of the Internal Revenue Code and related Treasury Regulations, and to incorporate prior amendments;

NOW, THEREFORE, effective as of January 1, 2009, subject to any earlier date specifically set forth within the Plan, the Plan is hereby amended and restated to read as follows:

ARTICLE I.

TITLE AND DEFINITIONS

1.1 Title.

This Plan shall be known as the Amgen Inc. Executive Nonqualified Retirement Plan.

1.2 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Affiliate” shall mean, with respect to any entity, all other entities with which the subject entity would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.

(b) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with the procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. However, no designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented in writing by such spouse. No Beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with. the Committee with or without the consent of the previous Beneficiary, (unless such previous Beneficiary was the Participant’s spouse). If there is no Beneficiary designation in effect, or the designated Beneficiary does not survive the Participant, then the Participant’s spouse shall be the Beneficiary. If there is no surviving spouse, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

(c) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean (i) a Participant’s conviction of a felony, (ii) the engaging by Participant in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his or her duties to the Company, resulting, in either case, in material economic harm to the Company, unless the Participant believed in good faith that such conduct was in, or not contrary to, the best interests of the Company, (iii) the Participant’s material breach of any of the terms of his or her offer letter agreement or the Proprietary Information and Inventions Agreement or (iv) the Participant’s failure to follow any lawful directive of Amgen Inc.’s Chief Executive Officer with respect to the Participant’s employment. For purposes hereof, no act, or failure to act, by Participant shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith.

(e) “Change of Control” shall be as defined under the Amgen Inc. Change of Control Severance Plan.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Compensation Committee of the Board.

(h) “Company” shall mean Amgen Inc., and any successor corporations. Company shall also include affiliates and subsidiaries of Amgen Inc., and any successor corporations, if the Committee provides that such corporation shall participate in the Plan.

(i) “Company Discretionary Contributions” shall mean, for each Participant, the discretionary amount that the Company allocates to a Participant under this Plan as determined by the Committee. Such amount may differ from Participant to Participant, including no contributions.

(j) “Crediting Date” shall mean the date, as determined by the Committee, on which a Participant’s Nonqualified Retirement Account is credited with the Company Discretionary Amount.

(k) “Disability” shall mean a permanent and total disability that has been certified by the Social Security Administration prior a Participant’s Separation from Service.

(l) “Disability Prorated Nonqualified Retirement Account Amount” shall mean portion of the Nonqualified Retirement Account Amount based upon the ratio of (x) the sum of the number of full months of the Participant’s active employment with the Company plus 24 months and (y) the number of months between the Participant’s first day of participation in the plan and the Crediting Date.

(m) “Effective Date” shall mean January 1, 2009, subject to any earlier date specifically set forth within the Plan.

(n) “Eligible Employee” shall mean individuals selected by the Committee, in its sole discretion, from those staff members of the Company.

(o) “Employer” shall mean, for the purpose of determining whether a Participant has experienced a Separation from Service, the entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises and all of its Affiliates.

(p) “Nonqualified Retirement Account” shall mean the bookkeeping account maintained by Company for each Participant that is credited with an amount equal to the Company Discretionary Amount, if any, and any interest credited pursuant to Article 4.

(q) “Participant” shall mean any Eligible Employee who is selected by the Committee, in its sole discretion, to participate in the Plan.

(r) “Plan” shall mean the Amgen Inc. Executive Nonqualified Retirement Plan set forth herein, now in effect, or as amended from time to time.

(s) “Plan Year” shall mean the initial period beginning on January 1, 2001 and ending on December 31, 2001 and thereafter the 12 consecutive month period beginning on each January 1 and ending on each December 31.

(t) “Prorated Nonqualified Retirement Account Amount” shall mean a prorated portion of the Nonqualified Retirement Account Amount based upon the ratio of (i) the number of full months of the Participant’s active employment with the Company and (ii) the number of months between the Participant’s first day of participation in the Plan and the Crediting Date, provided, however, that if such a termination of employment occurs within 2 years after a Change of Control of the Company, as defined in the Amgen Inc. Change of Control Severance Plan, the Participant shall be paid (i) the Prorated Nonqualified Retirement Account Amount plus (ii) an amount equal to the Discretionary Company Contribution minus the sum of (x) the Prorated Nonqualified Retirement Account Amount and (y) an amount equal to the aggregate spread between the exercise prices of the Participant’s unvested Company stock options which are in the money and the vesting of which is accelerated by the Change of Control and the NASDAQ closing price of the Company stock, with such spread being determined as of the date of the Change of Control. (See Appendix C for an example).

(u) “Retirement Date” shall mean the date upon which a Participant completes 10 years of active employment with the Company and attains age sixty (60).

(v) “Separation from Service” shall mean the termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i) Except as otherwise provided in Section 1.2(v)(ii), a Separation from Service shall occur when a Participant experiences a termination of employment with his or her Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that either (i) the Participant is not reasonably expected to perform further services for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 49% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-

month period (or full period of services to the Employer if the Participant has been providing services to the Employer for less than 36 months).

(ii) If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant will incur a Separation from Service as of the first day immediately following the end of such six-month period. However, where a Participant’s leave of absence is due to his or her “disability” (as defined below), a 29-month period of absence will be substituted for such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. For purposes of this Section 1.2(v)(ii), “disability” shall mean any medically determinable physical or mental impairment resulting in a Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. The determination of whether a Participant is disabled shall be made by the Employer’s short-term disability insurance carrier or administrator (or, if none, by the Committee).

(iii) Notwithstanding the foregoing, if a Participant provides services to the Employer as both an Eligible Employee and a member of the Board, then to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by such Participant as a Board member shall not be taken into account in determining whether the Participant experiences a Separation from Service.

ARTICLE II.

PARTICIPATION

2.1 An Eligible Employee shall become a Participant in the Plan if the Committee designates such Eligible Employee, in writing, as a Participant. The Committee shall also designate the date on which an Eligible Employee becomes a Participant.

ARTICLE III.

ACCOUNTS AND TRUST FUNDING

3.1 Nonqualified Retirement Account.

(a) The Committee shall establish and maintain a Nonqualified Retirement Account for each Participant under the Plan, which shall be credited the amount of Company Discretionary Contributions, if any, contributed to the Plan on behalf of such Participant.

3.2 Trust Funding.

The Company shall pay all Plan benefits. At its discretion, the Committee may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits.

Although the principal of such a trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participant nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency.

ARTICLE IV.

CREDITING OF ACCOUNTS

4.1 Crediting of Company Discretionary Contributions. If the Participant is actively employed by the company on the Crediting Date, the Company shall credit the Nonqualified Retirement Account with the Company Discretionary Contributions.

4.2 Termination of Employment before Crediting Date. In the event that the Participant’s active employment with the Company is terminated before the Crediting Date for any reason, no credits will be made to the Nonqualified Retirement Account and the Participant will not be paid any portion of the Nonqualified Retirement Account, except as set forth below:

(a) If the Participant’s employment is terminated by reason of the Participant’s Disability before the Crediting Date, the Company shall pay the Participant a Disability Prorated Nonqualified Retirement Account Amount in accordance with the provisions of Article V. No interest shall be credited on any such payment.

(b) If the Participant’s employment is terminated by the Company without Cause before the Crediting Date, the Company shall pay the Participant a Prorated Nonqualified Retirement Account Amount in accordance with the provisions of Article V. No interest shall be credited on any such payment.

4.3 Interest. No interest shall be credited to the Nonqualified Retirement Account prior to the Crediting Date, in any event. However, if the Participant is actively employed by the Company on the Crediting Date, from and after the Crediting Date the Company shall credit the Nonqualified Retirement Account with interest as set forth below.

(a) Interest after Retirement Date. If the Participant continues to be actively employed by the Company until his or her Retirement Date, the Company shall credit interest annually on the Nonqualified Retirement Account at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually, from the Crediting Date until the date upon which the Nonqualified Retirement Account and accrued interest is distributed. In the event that the Participant elects to receive his or her distribution in installments, as provided below in Section 5.1(b), interest will be credited on the declining balance of the Nonqualified Retirement Account until it is finally distributed.

(b) Interest before Retirement Date. If the Participant’s employment with the Company is terminated for any reason before his or her Retirement Date, the Company shall credit interest annually on the Nonqualified Retirement Account at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually, from the Crediting Date until the date upon which the Nonqualified Retirement Account, and accrued interest is distributed to the Participant.

ARTICLE V.

DISTRIBUTIONS

5.1 Distribution of Accounts. The Company shall make distributions from the Nonqualified Retirement Account as set forth below.

(a) Distribution upon Separation from Service before Retirement Date. If the Participant experiences a Separation from Service for any reason before the Participant’s Retirement Date, the amount credited to the Participant’s Nonqualified Retirement Account, plus interest credited to the date of the Participant’s Separation from Service, shall be distributed to the Participant in a lump-sum payment as soon as administratively practicable during the Plan Year immediately following the Plan Year in which such Separation from Service occurs.

(b) Distribution upon Separation from Service after Retirement Date. If the Participant experiences a Separation from Service for any reason after the Participant’s Retirement Date, the amount credited to the Participant’s Nonqualified Retirement Account, plus interest credited to the date of the Participant’s Separation from Service, shall be distributed to the Participant in a lump-sump payment as soon as administratively practicable during the Plan Year immediately following the Plan Year in which such Separation from Service occurs, unless the Participant elects on an Election Form, within the timeframes set forth in Section 5.1(d), to receive substantially equal annual installment payments. Installment payments will commence as soon as administratively practicable in the Plan Year immediately following the Plan Year in which the Participant experiences a Separation from Service, and will end in the Plan Year specified in the Election Form, which shall not be later than the Plan Year that includes the ten-year anniversary of the Participant’s Separation from Service. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

(c) Distribution upon Death. In the event of the Participant’s death, any unpaid amounts with respect to the Nonqualified Retirement Account shall be paid to the Participant’s Beneficiary or Beneficiaries. The Participant shall elect on an Election Form, within the timeframes set forth in Section 5.1(d), whether, in the event the Participant dies before receiving any payments, his or her Nonqualified Retirement Account shall be paid to his or her Beneficiary as a lump sum or in up to ten substantially equal annual installment payments; if the Participant has failed to make such an election, then such amount shall be paid to the Beneficiary in a lump sum. Any lump-sum payment or initial installment payment that is made in accordance with this paragraph shall be paid within 60 days of the Participant’s death. If a Participant dies after installment payments have commenced but before his or her Nonqualified Retirement Account is paid in full, then the Participant’s remaining installment payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as payments would have been made to the Participant if the Participant had survived.

(d) Time for Making Elections. Elections permitted pursuant to this Section 5.1 must be made within 30 days after the date that the Participant becomes eligible to participate in the Plan, provided that the Participant has not been eligible to participate in this Plan or in any other plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c) at any time during the 24-month period ending on the date that he or she becomes eligible to participate in the Plan, in accordance with Treasury Regulation Section 1.409A-2(a)(7)(ii).

5.2 Distribution Election Changes. Subject to Section 5.4, with respect to each distribution election made pursuant to this Article V, a Participant may have a one-time opportunity to extend the payment date and/or change the form of payment initially designated; provided, however, (i) the new distribution election shall have no effect until at least 12 months after the date on which such election is made, (ii) the payment date must be at least five years after the previously designated payment date (for Separation from Service distribution elections only) and must involve completion of all payments not later than the end of the Plan Year that includes the ten-year anniversary of the Participant’s Separation from Service or death, and (iii) the election must be made at least 12 months prior to the previously designated payment date. The “previously designated payment date” in the preceding sentence shall be January 1 of the Plan Year in which the payment was initially scheduled to occur, which shall include only the first payment in the case of installment payments.

5.3 Six-Month Delayed Payment. If, at the time of the Participant’s Separation from Service, the Participant is a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(i)), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period beginning with the date of the Participant’s Separation from Service (the “409A Suspension Period”). In the event of a Participant’s death, however, the Specified Benefits shall be paid to the Participant’s Beneficiary without regard to the 409A Suspension Period. For purposes of this Plan, “Specified Benefits” are any amounts of the Participant’s Nonqualified Retirement Account that would be subject to Section 409A additional taxes if the Company were to pay them, pursuant to this Plan, on account of the Participant’s Separation from Service. During the 409A Suspension Period, the Nonqualified Retirement Account will continue to be credited or debited in accordance with Article IV above until the Nonqualified Retirement Account is distributed. Within 14 calendar days after the end of the 409A Suspension Period, the Participant shall be paid a lump-sum payment in cash equal to any Specified Benefits delayed during the 409A Suspension Period.

5.4 Special Transition Rule for 2008. This Section is effective October 1, 2008. With respect to Article V only, the Committee shall, in accordance with the rules established by the Committee and pursuant to Notice 2007-86, provide a limited period in 2008 in which Participants may make distribution elections with respect to all or part of their Nonqualified Retirement Accounts. On or before the deadline established by the Committee, which in no event shall be later than December 31, 2008, Participants shall make any such elections on an Election Form that the Committee provides. Any distribution election made by a Participant, and accepted by the Committee, shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or Section 5.2 of the Plan. If any distribution election submitted by a Participant in accordance with this Section 5.4 either (i) relates to an amount that would otherwise be paid to the Participant in 2008, or (ii) would cause an amount to be paid to the Participant in 2008, such election shall not be effective with respect to such amount.

5.5 Accelerated Distributions. Distributions may not be accelerated, except as provided in this Section 5.5 and Section 7.5. Distributions may be accelerated under the following circumstances:

(a) A Participant who has elected to receive installment payments subsequently elects to change from installments to a lump-sum distribution, provided the change in the distribution election satisfies the requirements set forth in Section 5.2 above.

(b) The Participant becomes liable for FICA taxes with respect to any portion of the Participant’s Nonqualified Retirement Account, provided that if an accelerated distribution is made pursuant to this paragraph, the amount distributed shall not exceed the aggregate of the FICA taxes imposed on the Participant’s Nonqualified Retirement Account plus any income tax withholding required for the FICA withholdings.

(c) The Plan fails to meet the requirements of Code Section 409A with respect to the Participant, provided that if an accelerated distribution is made pursuant to this paragraph, the amount that shall be distributed shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

5.6 Delayed Distributions. Except as provided in Sections 5.2, 5.3, 5.4, and this Section 5.6, payments may not be delayed. Distributions may be delayed under the following circumstances:

(a) If the Company reasonably anticipates that the Company’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Article IV. The delayed amounts (as adjusted for any amounts credited or debited thereon) shall be distributed to the Participant (or his Beneficiary in the event of the Participant’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b) The Committee may delay payment if it reasonably anticipates that making the payment would violate federal securities laws or other applicable law, provided the Company treats all payments to similarly situated Participants on a reasonably consistent basis and the payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause a violation.

ARTICLE VI.

ADMINISTRATION

6.1 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes as set forth herein, including, but not by way of limitation, the following:

(1) To construe and interpret the terms and provisions of the Plan and to remedy any inconsistencies or ambiguities hereunder;

(2) To select employees eligible to participate in the Plan;

(3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4) To maintain all records that may be necessary for the administration of the Plan;

(5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(8) To take all actions necessary for the administration of the Plan.

6.2 Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

6.3 Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events that cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

6.4 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel and other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

6.5 Annual Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on an annual basis as of each December 31.

6.6 Disputes.

(a) Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the Vice President, Human Resources, or his designee, of the Company at its then principal place of business.

(b) Claim Decision.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The

Company may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

(c) Request For Review.

With sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, as its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estoppel from challenging the Company’s determination.

(d) Review of Decision.

Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision contained specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VII.

MISCELLANEOUS

7.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

7.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.

(a) No right, title or interest in the Plan or in any account may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. No right, title or interest in the Plan or in any Account shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) Notwithstanding the provisions of a subsection, a Participant’s interest in his Account may be transferred by the Participant pursuant to a domestic relations order that constitutes a “qualified domestic relations order” as defined by the Code or Title I of ERISA.

7.3 Taxes and Withholding.

(a) Participant Responsibility for Taxes. Except to the extent specifically provided within this Plan or any separate written agreement between a Participant and the Employer, a Participant shall be solely responsible for the satisfaction of any taxes with respect to the benefits payable to the Participant under this Plan (including, but not limited to, employment taxes imposed on employees and additional taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors, or agents shall have any obligation to mitigate or to hold any Participant harmless from any or all of such taxes.

(b) Withholding. The Participant’s Employer(s), or the trustee of the trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the trust, respectively (whichever is making the payment). The Participant’s Employer, or the trustee of the trust, shall withhold from any payments made to a Participant under this Plan any garnishment of wages in amounts and in a manner to be determined by the sole discretion of the Employer(s) and the trustee of the trust, respectively (whichever is making the payment).

7.4 Plan Amendment, Modification, or Suspension.

(a) Plan Amendment, Modification or Suspension. The Committee may amend, modify or suspend the Plan in whole or in part, except that no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts.

(b) Amendment for 409A Compliance. This Plan is intended to comply with Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Plan without the consent of any Participant in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Section 409A of the Code.

7.5 Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, by action of its Board of Directors or the Committee, the Company reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan at any time in accordance with one of the following circumstances set forth in subsections (a) through (c) below and in Treasury Regulation Section 1.409A-3(j)(4)(ix):

(a) The Company may terminate the Plan if the termination and liquidation is not proximate to a downturn in the Company’s financial health and:

(i) The Plan and all other plans maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are irrevocably terminated;

(ii) No payments other than payments that would otherwise be payable under the terms of the Plan are made within 12 months following the date the Company takes all necessary actions to terminate and liquidate the Plan;

(iii) Except with respect to the Participants who became entitled to benefits under the terms of the Plan and any other plan maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) within the first 12 months following the date such plans are irrevocably terminated, all payments to the Participants due under the terms of such plans must be made between the first day of the 13th month and the last day of the 24th month following the date such plans terminated; and

(iv) The Company does not adopt a plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c) within three years following the date the Plan is terminated.

(b) The Company terminates and liquidates the Plan pursuant to irrevocable action taken within 30 days preceding or 12 months following a “change in control event” (defined below), provided that the Plan and all other plans maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated on the same date with respect to each participant in such plans that experienced the “change in control event,” and all such participants receive all benefits payable under such plans within 12 months following the termination date. For purposes of this Section 7.5(b), “change in control event” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5).

(c) The Company terminates and liquidates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that all benefits payable under the Plan are distributed to Participants during the earlier of (i) the taxable year in which the amount is actually or constructively received, or (ii) the latest of the calendar year in which (a) the Plan is terminated and liquidated; (b) the benefits are no longer subject to a substantial risk of forfeiture; or (c) the payment first becomes administratively practicable.

7.6 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of California.

7.7 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such termination shall constitute a full release and discharge of the Committee and the Company.

7.8 Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company except as provided in the Plan, and in no event shall the terms of employment of any Employee or Participant be modified or in any be effected by the provisions of the Plan.

7.9 Exempt ERISA Plan.

The Plan is intended to be an unfunded plan maintained primarily to provide nonqualified retirement benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

7.10 Notice.

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the General Counsel and Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

7.11 Errors and Misstatements.

In the event of any misstatement or omission of fact by a Participant to the Committee or any clerical error resulting in payment of benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay or, if applicable, cause the Trustee to pay, the Participant or any other person entitled to payment under the Plan any underpayment in a lump sum or to recoup any overpayment from future payments to the participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

7.12 Pronouns and Plurality.

The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

7.13 Severability.

In the event that any provision of the Plan shall be declared unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such unenforceable or invalid provision had never been included herein.

7.14 Status.

The establishment and maintenance of, or allocations and credits to, the Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the trust, if applicable.

7.15 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this              2008.

By:	/s/ BRIAN MCNAMEE
Its:	Senior Vice President, Human Resources

APPENDIX A

Name of Participant	Date of Participation	Crediting Date	Discretionary Company Contribution
Roger Perlmutter	January 16, 2001	September 16, 2007	$10,000,000

George Morrow	January 19, 2001	January 19, 2006	$15,000,000

APPENDIX B

Other Participating Companies

Amgen USA Inc., effective January 1, 2002

APPENDIX C

For example:

Name of Participant	Date of Participation	Crediting Date	Discretionary Company Contribution
Participant A	January 1, 2001	January 1, 2007	$1,000,000

If the Company were to terminate the Participant’s employment without Cause on July 31, 2003, the Participant would be paid $430,555 ($1,000,000 x 31/72). If, however, such a termination were to occur within 2 years after a Change of Control of the Company and on the date of the Change of Control the Participant hold unvested options for 10,000 shares of the Company stock and if each of such options has an exercise price of $80 and the NASDAQ closing price of the Company stock on the date of the Change of Control were $120, the Participant would be paid $600,000: ($430,555 + ($1,000,000—($430,555 + (($120—$80) x 10,000)))).